EXHIBIT 10.1

FOURTH AMENDMENT
TO
AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

This Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement (the “Amendment”) is entered into as of September 26, 2002 (“Amendment”), by and between COMERICA BANK — CALIFORNIA (“Bank”), and AVANEX CORPORATION (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Revolving Credit and Security Agreement dated as of July 10, 2000, as amended from time to time including, without limitation, by that certain First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of August 24, 2000, that certain Second Amendment to Amended and Restated Revolving Credit and Security Agreement and Agreement Regarding Term Loan dated as of January 2, 2001, and that certain Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of July 19, 2001, all as amended from time to time (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW THEREFORE, the parties agree as follows:

1.    The defined term “Borrowing Base” set forth in Section 1.1 of the Agreement is hereby deleted in its entirety.

2.    The defined term “Committed Line” set forth in Section 1.1 of the Agreement is hereby amended and replaced in its entirety to read as follows:

““Committed Line” means Fifteen Million Dollars ($15,000,000).”

3.    The defined term “Eligible Account” set forth in Section 1.1 of the Agreement is hereby deleted in its entirety.

4.    The date “July 10, 2002” set forth in the defined term “Termination Date” in Section 1.1 of the Agreement is hereby replaced and amended in its entirety to read “‘September 30, 2003.”

5.    Section 2.1 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“2.1    Revolving Credit.    Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances (pursuant to Section 2.1 hereof) and issue Letters of Credit (pursuant to Section 2.2 hereof) under a revolving line of credit (the “Revolving Line”) from time to time in an aggregate outstanding amount not to exceed the Committed Line minus (i) the aggregate face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and (ii) the aggregate amount of the Corporate Credit Card Sublimit (as defined in Section 2.11.1). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Termination Date, at which time all Advances under this Agreement shall be immediately due and payable.”

6.    Section 7.3.3 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“7.3.3    Monthly Accounts Receivable and Account Payable Aging Reports.    [lntentionally omitted.]”

7.    A new Section 7.12 is hereby added to the Agreement to read as follows:

“7.12    Name Change.    Borrower shall not change its name without prior written notice to Bank.”

8.    Section 8.1 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“8.1    Quick Ratio.    [Intentionally omitted.]”

9.    Section 8.2 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“8.2    Debt Ratio.    [Intentionally omitted.]”

10.    Section 8.3 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“8.3    Tangible Net Worth.    Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than One Hundred Million Dollars ($l00,000,000), as determined in accordance with GAAP provided, however, that this amount shall be increased quarterly by an amount equal to 100% of any net new equity or Subordinated Debt raised by Borrower.”

11.    Section 8.4 of the Agreement is hereby amended and replaced in its entirety to read as follows:

“8.4    Quarterly Loss.    Borrower shall not suffer an operating loss for any fiscal quarter in excess the amount specified for such quarter set forth below, excluding all non-cash and non-recurring charges, as determined in accordance with GAAP:

Quarter Ending	Maximum Net Loss
September 30, 2002	$(12,386,000)
December 31, 2002	$(10,812,000)
March 31, 2003	$ (8,400,000)
June 30, 2003	$ (6,315,000)”

12.    A new Section 8.5 is hereby added to the Agreement to read as follows:

“8.5    Minimum Cash Balance.    Borrower shall maintain minimum unrestricted cash and marketable securities balance of Forty-Five Million Dollars ($45,000,000) in Borrower’s accounts with Bank at all times.”

13.    Exhibit C to the Agreement is hereby amended and replaced in its entirety with Exhibit C (Compliance Certificate) attached to this Amendment.

14.    Borrower and Bank are parties to that certain Pledge and Security Agreement dated as of August 13, 2002 (the “Pledge Agreement”) pursuant to which Borrower granted Bank a security interest in that certain certificate of deposit No. 850750000075987 held at Bank in the amount of $1,250,000 in the name of Borrower, and all subsequent renewals and/or replacements thereof (the “CD Collateral”). On the closing date of this Amendment, provided all the terms and conditions of this Amendment, including but not limited to the conditions set forth in Section 19 of this Amendment, have been completed by Borrower, Bank agrees to release the CD Collateral granted pursuant to the Pledge Agreement.

15.    Borrower confirms Bank’s existing and continuing first priority security interest in the Collateral granted pursuant to the Agreement, together with all proceeds and substitutions thereof, as security for the prompt performance of all of Borrowers’ Obligations under the Loan Documents.

16.    Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement continuing, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, intellectual property security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

17.    Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

18.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

19.    As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    this Amendment, duly executed by Borrower;

(b)    Corporate Resolutions to Borrow;

(c)    the annual Revolving Credit Fee in an amount equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500) to Bank, which fee was due and payable on July 10, 2002, and is non-refundable;

(d)    an amount equal to all Bank Expenses incurred through the date of this Amendment; and

(e)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

AVANEX CORPORATION

By:	/s/ Paul Engle
Title:	CEO

COMERICA BANK — CALIFORNIA

By:	/s/ Arnie Olsen
Title:	Vice President

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